Exhibit 99.1

For Immediate Release	Contact: Rich Cleys, CFO
April 23, 2007	(864) 286-4358

SCANSOURCE ANNOUNCES AN INCREASE TO THE CREDIT FACILITY

GREENVILLE, S.C. – April 23, 2007 – ScanSource, Inc., {Nasdaq: SCSC}, a leading international value-added distributor of specialty technology products, announced that on April 20, 2007 it had increased its multi-currency credit facility to $200 million under the same terms and conditions as the existing facility. The expanded facility has current capacity at $180 million with an accordion feature that allows the company to increase the revolving credit line by an additional $20 million for a total of $200 million. The entire bank group committed to the increase in the facility. The lead arranger for the facility is BB&T Capital Markets, with Wachovia Bank, NA. serving as the co-arranger.

“We appreciate the support from our existing bank group, which gives us the flexibility to continue to grow our company’s world-wide operations and make strategic investments,” said Rich Cleys, Chief Financial Officer, ScanSource, Inc.

“ScanSource continues to exhibit leadership in its world-wide market segments, and BB&T is excited to participate in its continued growth strategy,” said James C. Stallings, III, Senior Vice President, BB&T Capital Markets.

“We are encouraged by the growth, financial strength, and management team at ScanSource and look forward to our continued involvement in their credit facility,” said Thomas F. Snider, Senior Vice President, Wachovia Bank, N.A.

About BB&T Capital Markets

BB&T Capital Markets provides corporate banking*, investment banking, institutional sales and trading, and equity research to corporations, governments and institutions. More information is available at www.BBandT.com/Capital Markets.

BB&T Capital Markets is a division of Scott & Stringfellow, Inc., a registered broker/dealer subsidiary of BB&T Corporation. Member NYSE/SIPC. *Branch Banking and Trust Company provide corporate Banking Services, including the arrangement and syndication of senior credit facilities.

About Wachovia Bank, N.A.

Wachovia is a diversified financial services company that provides a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services. We are one of the largest providers of financial services in the United States, with retail and commercial banking operations in 21 states from Connecticut to Florida and west to Texas and California. In addition, two core businesses operate under the Wachovia Securities brand name: retail brokerage offices in 48 states and in service affiliate offices in Latin America; and corporate and investment banking in selected corporate and institutional sectors globally. Other nationwide businesses include mortgage lending in 50 states and auto finance covering 46 states. Globally, Wachovia serves clients through more than 40 offices around the world.

About ScanSource, Inc.

ScanSource, Inc. {NASDAQ: SCSC} is a leading international distributor of specialty technology products. The Company markets specialty technologies through five sales units: ScanSource [automatic identification and data capture (AIDC) and point-of-sale (POS) products]; Catalyst Telecom (Avaya communications products); Paracon (communications products); T2 Supply (video conferencing and telephony products); and ScanSource Security Distribution (electronic security products).

ScanSource serves the North America marketplace and has an international segment, which sells AIDC and POS products, in Latin America and Europe. Founded in 1992, the company currently ranks #982 on the Fortune 1000. For more information, call the toll-free sales telephone number at 800.944.2432 or visit www.scansource.com.